UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of P & F Industries, Inc. (the “Company”) held a meeting (the “March 28 Meeting”) pursuant to which it modified certain terms of the Executive Employment Agreement, effective as of January 1, 2012 (the “Employment Agreement”), between the Company and Richard A. Horowitz, the Company’s President, Chief Executive Officer and Chairman of the Board (“Mr. Horowitz”). At the March 28 Meeting, the Compensation Committee increased Mr. Horowitz’s annual rate of base salary for 2014 from $650,000 to $700,000 effective as of January 1, 2014. Additionally, with respect to the potential 2014 bonus pursuant to the Company’s Amended and Restated Executive 162(m) Bonus Plan (the “Bonus Plan”), the Compensation Committee increased the target from 50% of Mr. Horowitz’s then-current base salary to 55% of his current base salary, and the maximum bonus based on exceeding performance targets was increased from 150% of his then-current base salary to 165% of his current base salary.

Further, at the March 28 Meeting, the Compensation Committee determined that Mr. Horowitz and Joseph A. Molino, Jr., the Company’s Vice President, Chief Operating Officer and Chief Financial Officer would each be participating in the Bonus Plan for 2014, and the Compensation Committee set the maximum bonus for 2014 for each such officers, based on the level of earnings before taxes, depreciation and amortization to be achieved by the Company for fiscal 2014 with certain adjustments, which is subject to reduction by the Compensation Committee based on a narrower earnings-based achievement standard and other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: April 3, 2014

	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer